UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 29, 2008
ABM Industries Incorporated
(Exact name of registrant as specified in its charter)

Delaware	1-8929	94-1369354

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

551 Fifth Avenue, Suite 300, New York, New York		10176

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (212) 297-0200
N/A
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On August 29, 2008, ABM Industries Incorporated (the “Company”), Amtech Lighting Services, Amtech Lighting Services of the Midwest, and Amtech Lighting and Electrical Services, each of which is a subsidiary of the Company (the Company and such subsidiaries collectively, the “Sellers”) entered into an Asset Purchase and Sale Agreement (the “Agreement”) with Sylvania Lighting Services Corp. (“Sylvania”), to sell substantially all of the operating assets of the Sellers which relate to the Company’s lighting business (the “Lighting Business”) to Sylvania. The Sellers will retain certain assets, including accounts receivable of the Sellers relating to the Lighting Business.
The assets to be sold include customer contracts, facility leases, inventory and other assets, as well as rights to the name “Amtech Lighting”. The consideration to be paid will be $34 million in cash, subject to certain adjustments, and the assumption by Sylvania of certain liabilities. Pursuant to a transition services agreement, Sylvania will also pay the Company $600,000 for four months of information technology transition services following the closing of the transaction. The transaction is subject to closing conditions, including the absence of material adverse conditions in the Lighting Business and completion by Sylvania of its due diligence review.
The Agreement contains customary representations, warranties, covenants and indemnities. The Agreement also contains termination rights for the parties, including the right to terminate if the transaction has not been consummated by October 31, 2008.
The transaction is expected to close prior to October 31, 2008.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 2.1 to this report and is incorporated herein by reference.
Cautionary Statements
The Agreement has been included solely to provide investors with information regarding its terms and is not intended to modify or supplement any factual disclosures about the Company in the Company’s public reports filed with the Securities and Exchange Commission. Except for its status as a contractual document that establishes and governs the legal relations between the parties thereto with respect to the transactions described in this Form 8-K, the Agreement is not intended to be a source of factual, business or operational information about any of the parties.
The representations, warranties, covenants and agreements made by the parties in the Agreement were made only for purposes of such Agreement and are made as of specific dates. The assertions embodied in those representations and warranties were made for purposes of the Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Agreement. In addition, certain representations and warranties may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts.

Item 2.02. Results of Operations and Financial Condition.
On September 4, 2008, the Company issued a press release announcing financial results related to the third quarter of fiscal year 2008 and the execution of the Agreement relating to the sale of substantially all of the operating assets of the Lighting Business. A copy of the press release is attached as Exhibit 99.1, which is incorporated into this item by reference.
Item 8.01. Other Events.
On September 3, 2008, the Board of Directors of the Company declared a quarterly dividend of $0.125 per share, payable on November 3, 2008 to stockholders of record on October 9, 2008. A copy of the press release announcing the declaration of the dividend is attached as Exhibit 99.2, which is incorporated into this item by reference.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.
2.1	Asset Purchase and Sale Agreement, dated as of August 29, 2008 by and among ABM Industries Incorporated, a Delaware corporation, Amtech Lighting Services, Amtech Lighting Services of the Midwest and Amtech Lighting and Electrical Services, each of which are California corporations, and Sylvania Lighting Services Corp., a Delaware corporation.*
99.1	Press Release issued by ABM Industries Incorporated, dated September 4, 2008, announcing financial results related to the third quarter of fiscal year 2008 and the execution of an agreement to sell substantially all of the operating assets of the lighting business of the Company.
99.2	Press Release of ABM Industries Incorporated, dated September 4, 2008, announcing the declaration of a dividend.

*	Schedules and exhibits to this Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedules or exhibit to the Securities and Exchange Commission upon request.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABM INDUSTRIES INCORPORATED
Dated: September 4, 2008	By:	/s/ Sarah H. McConnell
Sarah H. McConnell
Senior Vice President and General Counsel

EXHIBIT INDEX
2.1	Asset Purchase and Sale Agreement, dated as of August 29, 2008 by and among ABM Industries Incorporated, a Delaware corporation, Amtech Lighting Services, Amtech Lighting Services of the Midwest and Amtech Lighting and Electrical Services, each of which are California corporations, and Sylvania Lighting Services Corp., a Delaware corporation.*
99.1	Press Release issued by ABM Industries Incorporated, dated September 4, 2008, announcing financial results related to the third quarter of fiscal year 2008 and the execution of an agreement to sell substantially all of the operating assets of the lighting business of the Company.
99.2	Press Release issued by ABM Industries Incorporated, dated September 4, 2008, announcing the declaration of a dividend.

*	Schedules and exhibits to this Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedules or exhibit to the Securities and Exchange Commission upon request.